CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 29, 2016, relating to the consolidated financial statements and financial highlights of The FX Strategy Fund, a series of Northern Lights Fund Trust, for the year ended December 31, 2015, and to the references to our firm under the headings “Consolidated Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Policies and Procedures for Disclosure of Fund Holdings” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

April 25, 2016